Exhibit 4.5
Magal Security Systems Ltd.
P.O. Box 70, Industrial Zone
Yehud 56100, Israel
[           ]
To Securities Dealers, Commercial Banks, Trust Companies, and Other Nominees:

This letter is being distributed to securities dealers, commercial banks, trust companies and other nominees in connection with the offering by Magal Security Systems Ltd. (“Magal”) of an aggregate of  5,273,274 ordinary shares, par value NIS 1.0, of Magal (“Ordinary Shares”) at a subscription price of $[   ] per Ordinary Share (the “Subscription Price”), pursuant to the exercise of non-transferable subscription rights initially distributed on [                       ] (“Subscription Rights”), to all holders of record of Ordinary Shares of Magal as of the close of business on [     ] (the “Record Date”).  The Subscription Rights are described in the enclosed prospectus and evidenced by a Subscription Certificate registered in your name or in the name of your nominee.

Each beneficial owner of Ordinary Shares registered in your name or the name of your nominee is entitled to one Subscription Right for each two Ordinary Shares owned by such beneficial owner on the Record Date (the “Basic Subscription Rights”).  Each Subscription Right also carries the right to oversubscribe at the Subscription Price for additional Ordinary Shares (subject to proration if necessary) up to the total amount of Ordinary Shares remaining upon completion of the Basic Subscription Rights (defined below).  Holders of Ordinary Shares will not receive fractional Subscription Rights, but instead Subscription Rights will be rounded down to the nearest whole number.

We are asking you to contact your clients for whom you hold Ordinary Shares registered in your name or in the name of your nominee as of the Record Date to obtain instructions with respect to the Subscription Rights.

Enclosed are copies of the following documents:

1.	Prospectus;

2.	Subscription Certificate;

3.	Instructions as to Use of Subscription Certificates;

4.	Form of Notice to Shareholders who are Record Holders;

5.	Form of Beneficial Owner Election Form; and

6.	Form of Nominee Holder Certification.

Your prompt action is requested.  The Subscription Rights will expire at 5:00 P.M., Eastern Time, on [                       ], (the “Expiration Date”).

To exercise Subscription Rights, properly completed and executed Subscription Certificates and payment in full for all Subscription Rights exercised must be delivered to the Subscription Agent as indicated in the prospectus prior to the Expiration Date.

Additional copies of the enclosed materials may be obtained by contacting us at +972-+972-3- 5391490 or the Information Agent for the rights offering Phoenix Advisory Partners, toll free at (800) 576-4314 or if you are a bank or broker at (212) 493-3910.

Very truly yours, MAGAL SECURITY SYSTEMS LTD.